MAYTAG CORPORATION

                                  Exhibit 10(f)

           Severance Agreement with Joseph Fogliano, former Executive Vice President and President North American Appliance Group.










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August 10, 1995

Joseph F. Fogliano
1310 Golf View Lane
Newton, Iowa  50208

Dear Joe,

This letter will confirm your separation from the Maytag Corporation, outline your separation benefits, and offer you enhanced benefits available to you contingent upon your agreement to certain conditions.

Your employment with Maytag Corporation will terminate effective August 31, 1995 (the date of separation). You will resign all officer positions held with Maytag Corporation and any of its subsidiary and associated companies effective August 31, 1995. Your last day worked will be Thursday, August 10, 1995.

I.  As a former executive, you will receive:

     1. Salary through August 31, 1995, less normal withholdings, payable that date.

     2. Vacation pay based on unused, but accrued, vacation hours computed and payable as of August 31, 1995, less applicable withholdings.

     3.   Maytag Salary Savings Plan 401(k) match through August 31, 1995.

     4. The opportunity to withdraw all sums from the Maytag Salary Savings Plan 401(k), the Employee Stock Ownership Plan, Employee Stock Purchase Plan, Capital Accumulation Plan, or other similar plan, as applicable under the plan, upon the date of separation.

     5. The opportunity to exercise stock options (vested to you as of August 31, 1995) in accordance with the plan.

     6. The opportunity to continue health coverage, at your full expense, under COBRA, effective as of the date of separation.

     7. The opportunity to convert your group health and life coverage to individual coverage, at your full expense, effective as of the date of separation.

You should contact Clark Benning at (515) 246-4016 to determine what options you have in the Executive Life Insurance Program.


II. Provided you sign the attached agreement and return it to Jon Nicholas on or before 5:00p.m. Friday, September 1, 1995, and you do not revoke your decision within seven (7) days after our receipt of that document, Maytag offers you in addition to the items outlined in Item I above the following enhanced separation benefits:

     1. Severance Pay - You will receive twelve (12) monthly payments equivalent to your monthly payroll rate as of the date of separation ($33,750) less applicable withholdings. These payments will be made at the end of each month beginning in September, 1995 and ending in August, 1996. During this time period, you will not be a Maytag employee and you will not be expected or authorized to perform any services for Maytag Corporation or any of its companies.

     2. Benefits Continuation - Maytag will provide at no cost to you the benefits outlined above in Item I.6. You will be eligible for this enhanced benefit until the earlier of (a) August 31, 1996, (b) your becoming a full-time employee of another employer, or (c) your becoming eligible for Medicare. The level of benefits provided will be according to the applicable plans.

     3. Annual Incentive Compensation - Your 1995 annual incentive opportunity will be prorated as of August 31, 1995 based on your ending base salary, your plan opportunity of 66%, an individual performance factor of 100%, and a projected corporate performance rating of 65%. This proration totals $115,830 and will be payable, less applicable withholdings, September 30, 1995.

     4. Stock Incentive Award Plan - Rather than forfeiture of all your shares of Restricted Stock and Restricted Stock Units under this plan, you will receive a payment equivalent to but in lieu of all such shares and units held by you as of August 31, 1995, prorated as of that date based on the preceding 40-day average closing stock price, and the following projected achievements: 1993 - 120%, 1994 - 100%, and 1995
          - 60%. This proration is estimated to total $610,300 and will be payable, less applicable withholdings, September 30, 1995.

     5. Capital Accumulation Plan - If you request, and your request is approved by Maytag, you will be allowed to withdrawal your CAP balance in a lump sum.

     6. Sale of Residence - Maytag will assist you in the sale of your residence in Newton, Iowa through its third party relocation program.

     7. Relocation Expense - Maytag will pay for the relocation of your household goods currently located in Newton, Iowa per the applicable provisions of the attached Maytag Relocation Policy to a location of your choice within the continental United States provided the move takes place prior to November 30, 1995. Alternatively, Maytag will at your request pay for the movement of such household goods to storage for up to six months (but will not pay for movement out of storage).

     8. Temporary Living Expenses - Maytag will provide to you a payment of $24,000 less applicable withholdings. This payment is intended to assist you with approximately six months of temporary living expenses following the date of separation.

     9. Outplacement - Maytag will provide you with outplacement services through Hardy Freeman & Associates, or other such service of your choice with Maytag approval, not to exceed 15% of your ending base salary.

     10. Executive Appliances - You may retain the appliances you have under the Executive Appliance Test Program.


We trust that you will agree with this proposal to provide you with enhanced benefits not otherwise available. If so, please sign and return the enclosed Agreement to Jon Nicholas no later than 5:00 p.m. Friday, September 1, 1995, the date on which this offer will expire if not accepted by you.

Should you have any questions regarding this matter, please let me know.

Sincerely,